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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE PROGRESSIVE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                PROGRESSIVE LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 23, 1999

     Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 23, 1999, at 10:00 a.m., Cleveland time, for the following purposes:

          1. To fix the number of directors at twelve;

          2. To elect five directors;

          3. To approve The Progressive Corporation 1999 Executive Bonus Plan;
     and

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 26, 1999, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

     By Order of the Board of Directors.

                                            DAVID M. SCHNEIDER, Secretary

March   , 1999

     SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                          THE PROGRESSIVE CORPORATION

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation ("Company"), to be held at 10:00 a.m., Cleveland time, on Friday, April 23, 1999, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998, will first be sent to shareholders on or about March 22, 1999.

     The close of business on February 26, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 72,819,870 Common Shares, each of which will be entitled to one vote.

           ITEM 1:  PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT TWELVE

     The Company's Code of Regulations provides that the number of directors shall be fixed by the shareholders at no fewer than five or more than twelve. The number of directors has been fixed at ten and there are currently ten directors on the Board. The terms of six members of the Board will continue after the meeting and the remaining four members are nominated herein for election to the Board. The Board of Directors is proposing that the number of directors be increased to twelve. The Board believes that Charles B. Chokel, who was recently appointed the Company's Chief Executive Officer-Investments and Capital Management, could make a significant contribution as a member of the Board and, therefore, has nominated him as an additional director. If elected, Mr. Chokel would be the eleventh director. The Board believes that it would be desirable to fix the number of directors at twelve in order to have a vacancy available which could be filled by the directors, without the time and expense involved in holding a special meeting of shareholders, should another person who could make a valuable contribution as a director of the Company become available during the year. Vacancies in the Board may be filled for the remainder of the unexpired term of the class of directors to which the new director is assigned. Assignments will be made so that the directors are distributed among the several classes as nearly equally as possible. No decision has been made to fill the vacancy, nor have any candidates been considered and approved by the Board of Directors.

VOTE REQUIRED FOR APPROVAL

     Under the Company's Code of Regulations, the affirmative vote of a majority of the issued and outstanding Common Shares of the Company is required for approval.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                         ITEM 2:  ELECTION OF DIRECTORS

     If Proposal 1 is adopted, the number of directors will be fixed at twelve. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually. At the meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election of Milton N. Allen, James E. Bennett III, Charles A. Davis and Paul B. Sigler as directors, each to serve for a three-year term expiring at the 2002 Annual Meeting and, if Proposal 1 is adopted, for the election of Mr. Chokel as a director to serve a one-year term expiring at the 2000 Annual Meeting, and until their respective successors are duly elected and qualified. If Proposal 1 is adopted, and the five nominees named herein are elected as directors, one vacancy will remain on the Board. If, by reason of death or other unexpected occurrence, any one or more of the nominees herein named should not be available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the five nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Code of Regulations.

     If notice in writing is given by any shareholder to the President or Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he holds, or to distribute such number of votes among two or more nominees, as he sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the five nominees named below as possible.

     The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. The election of Mr. Chokel is contingent upon Proposal 1 being approved. All other nominees are currently directors of the Company.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                              PRINCIPAL OCCUPATION AND          DIRECTOR    TERM
             NAME                AGE    LAST FIVE YEARS' BUSINESS EXPERIENCE     SINCE     EXPIRES
             ----                ---    ------------------------------------    --------   -------
Charles B. Chokel (1)            45    Chief Executive Officer - Investments        --      2000
                                       and Capital Management of the Company
                                       since January 1999; Treasurer of the
                                       Company from December 1994 to December
                                       1998; Chief Financial Officer of the
                                       Company prior to January 1999
Milton N. Allen (2)              71    Director of various companies              1978      2002
James E. Bennett III             55    Senior Executive Vice President,           1998      2002
                                       KeyCorp, Cleveland, Ohio (banking)
                                       since May 1998; Director and Senior
                                       Partner, McKinsey & Company, Inc.,
                                       Cleveland, Ohio (management consulting)
                                       prior to May 1998
Charles A. Davis (3)             50    President and Chief Executive Officer,     1996      2002
                                       Marsh & McLennan Risk Capital, Inc.,
                                       New York, New York (global private
                                       equity firm) since April 1998; Limited
                                       Partner, Goldman Sachs Group L.P., New
                                       York, New York (investment banking)
                                       from December 1994 to April 1998;
                                       General Partner, Goldman Sachs & Co.
                                       prior to December 1994
Paul B. Sigler                   65    Henry Ford II Professor, Yale              1981      2002
                                       University and Investigator in the
                                       Howard Hughes Medical Institute

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                              PRINCIPAL OCCUPATION AND          DIRECTOR    TERM
             NAME                AGE    LAST FIVE YEARS' BUSINESS EXPERIENCE     SINCE     EXPIRES
             ----                ---    ------------------------------------    --------   -------
Stephen R. Hardis (4)            63    Chairman of the Board, Eaton               1988      2000
                                       Corporation, Cleveland, Ohio
                                       (manufacturing) since January 1996;
                                       Vice Chairman, Eaton Corporation prior
                                       to January 1996; Chief Executive
                                       Officer, Eaton Corporation since
                                       September 1995; Chief Financial and
                                       Administrative Officer, Eaton
                                       Corporation prior to September 1995
Janet Hill (5)                   51    President, Staubach Alexander Hill,        1995      2000
                                       LLC, Washington, D.C. (commercial real
                                       estate consulting) since January 1995
                                       and Vice President, Alexander &
                                       Associates, Inc., Washington, D.C.
                                       (management consulting)
Norman S. Matthews (6)           66    Consultant, New York, New York             1981      2000
B. Charles Ames (7)              73    Partner, Clayton, Dubilier & Rice,         1983      2001
                                       Inc., New York, New York (investment
                                       banking)
Peter B. Lewis (8)               65    President and Chairman of the Board;       1965      2001
                                       Chief Executive Officer - Insurance
                                       Operations of the Company since January
                                       1999; Chief Executive Officer of the
                                       Company prior to January 1999;
                                       President, Chairman of the Board and
                                       Chief Executive Officer of Progressive
                                       Casualty Insurance Company
Donald B. Shackelford (9)        66    Chairman of the Board, Fifth Third Bank    1976      2001
                                       of Central Ohio, Columbus, Ohio
                                       (commercial bank), successor to State
                                       Savings Bank

---------------

(1) Mr. Chokel is also a director of The Plymouth Rock Company, a privately held company in which the Company holds a 12.5% equity interest.

(2) Mr. Allen is also a director of ARD Inc. and Del Rio Investment Corporation, which are privately held.

(3) Mr. Davis is also a director of Heilig-Meyers Company, Lechters, Inc. and Media General, Inc., which are publicly held, and Merchants Bancshares, Inc. and Seneca Insurance Company, Inc., which are privately held.

(4) Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., KeyCorp and Marsh & McLennan Companies, all of which, as well as Eaton Corporation, are publicly held.

(5) Ms. Hill is also a director of Wendy's International, Inc., Dean Foods Company and the First Union Bank of Virginia, Maryland and the District of Columbia, which are publicly held.

(6) Mr. Matthews is also a director of Lechters, Inc., Toys "R" Us, Loehmann's, Inc. and Finlay Fine Jewelry, Inc., which are publicly held.

(7) Mr. Ames is also a director of M.A. Hanna Company, Riverwood International, Inc. and Lexmark International, Inc., which are publicly held, and Remington Arms Co., which is privately held.

(8) Mr. Peter B. Lewis is also an officer and director of other subsidiaries of the Company. Mr. Daniel R. Lewis, an executive officer of the Company, is the brother of Mr. Peter Lewis.

(9) Mr. Shackelford is also a director of The Limited, Inc., Worthington Foods, Inc., Intimate Brands, Inc. and Fifth Third Bancorp of Cincinnati, which are publicly held.

     During 1998, seven meetings of the Board of Directors were held and the Board adopted resolutions by written action pursuant to Ohio corporation law on one occasion. During 1998, Mr. James E. Bennett III, who is standing for election, attended less than 75 percent of the meetings of the Board of Directors held while he was a member.

     The Board has named an Executive Committee, an Audit Committee and an Executive Compensation Committee, as described below. The Board has not designated a nominating committee.

     Messrs. Allen, Hardis and Lewis are the current members of the Board's Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees. During 1998, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on seven occasions.

     Messrs. Allen, Ames, Bennett, Davis and Hardis are the current members of the Board's Audit Committee, which assures that organization, policies, controls and systems are in place to monitor performance; provides an independent channel to receive appropriate communications from employees, auditors, legal counsel, bankers and consultants; and monitors the public release of financial information. The Audit Committee met six times during 1998.

     Ms. Hill and Messrs. Matthews, Shackelford and Sigler are the current members of the Board's Executive Compensation Committee. This committee monitors and directs the administration of the Company's executive compensation program, including the various cash and stock incentive programs in which officers and employees of the Company participate. During 1998, the Executive Compensation Committee met four times and adopted resolutions by written action pursuant to Ohio corporation law on four occasions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Between December 1997 and February 1998, prior to becoming a director, James E. Bennett, as a Senior Partner with McKinsey & Co., Inc., carried out for the Board a consulting assignment on succession planning. The Company paid McKinsey & Co., Inc. $138,000 for these professional services.

     The Company is engaged in discussions with Peter B. Lewis regarding the possible sale to Mr. Lewis of the Company's corporate airplane, a Canadair Challenger 601-1A. In the proposed transac-tion, the airplane would be sold to Mr. Lewis at a price equal to the fair market value thereof, as determined by an independent appraisal. Jet Perspectives, Inc., an independent aircraft appraiser, has been selected to determine the fair market value of the airplane. The net book value of the airplane was $6.8 million as of February 15, 1999; the fair market value of the airplane, as determined by Jet Perspectives, Inc., was $12.4 million on that date. Operation of the airplane is supported by two pilots and a mechanic, who will remain employees of a subsidiary of the Company if the sale occurs. Mr. Lewis would reimburse the Company for the salaries and all other payroll costs of such employees and would pay directly or reimburse the Company for all operating and other costs that the Company incurs in connection with the storage, maintenance, use and operation of the airplane. Following any such sale, the Company would reimburse Mr. Lewis at the air charter rate for comparable aircraft (currently estimated to be $3,567 per hour, based on the average of the quotes obtained from three air charter companies selected by Jet Perspectives, Inc.) for his use of the airplane on Company-related business or as a member of the Board of Directors. The transaction is subject to approval of the Company's Board of Directors (with Mr. Lewis abstaining from such vote).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ms. Hill and Messrs. Matthews, Shackelford and Sigler are the members of the Company's Executive Compensation Committee. There are no Compensation Committee interlocks.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of January 31, 1999, of more than 5% of the Company's Common Shares:

                  NAME AND ADDRESS                     AMOUNT AND NATURE OF      PERCENT
                OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)    OF CLASS
                -------------------                   -----------------------    --------
Peter B. Lewis......................................         9,532,525(2)         13.0%
     6300 Wilson Mills Road
     Mayfield Village, Ohio 44143
Ruane, Cunniff & Co., Inc...........................         9,417,931(3)         13.0%
     767 Fifth Avenue
     Suite 4701
     New York, New York 10153-4798
FMR Corp............................................         4,254,114(4)          5.9%
     82 Devonshire Street
     Boston, Massachusetts 02109

---------------

(1) Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2) Includes 14,436 Common Shares held for Mr. Lewis by a trustee under the Company's Retirement Security Program, 476,900 Common Shares subject to currently exercisable stock options, 1,808,372 Common Shares held by Mr. Lewis as trustee of two trusts established for the benefit of his brother, 532,354 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer, and 529,200 Common Shares held by two limited partnerships in which Mr. Lewis is a general partner. The amount does not include 716,215 Common Shares held of record by National City Bank as trustee of a trust established by Mr. Lewis for the benefit of his adult children, as to which shares he disclaims any beneficial interest.

(3) The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc. as of December 31, 1998, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Co., Inc. has advised that it has sole voting power as to 6,334,467 of these shares, no voting power as to the balance of these shares, sole investment power as to 5,065,431 of these shares and shared investment power as to 4,352,500 of these shares.

(4) The Common Shares are held in investment accounts maintained with FMR Corp. or affiliates as of December 31, 1998. FMR Corp. has advised that it has sole voting power as to 226,364 of these shares, no voting power as to the balance of these shares and sole investment power as to all of these shares.

     Security Ownership of Management. The following information is set forth with respect to the Company's Common Shares beneficially owned as of January 31, 1999, by all directors and nominees for election as directors of the Company, each of the named executive officers and by all directors and executive officers of the Company as a group as of December 31, 1998:

                                                       AMOUNT AND NATURE OF      PERCENT
                        NAME                          BENEFICIAL OWNERSHIP(1)    OF CLASS
                        ----                          -----------------------    --------
Milton N. Allen.....................................            35,891(2)           *
B. Charles Ames.....................................            54,342(3)           *
Alan R. Bauer.......................................            57,729(4)           *
James E. Bennett III................................               500              *
Charles B. Chokel...................................           104,097(5)           *
Charles A. Davis....................................             3,337(6)           *
W. Thomas Forrester.................................            48,689(7)           *
William H. Graves...................................            76,762(8)           *
Stephen R. Hardis...................................            29,145(9)           *
Janet Hill..........................................             7,837(10)          *
Daniel R. Lewis.....................................           198,261(11)          *
Peter B. Lewis......................................         9,532,525(12)        13.0%
Norman S. Matthews..................................            33,538(13)          *
Robert J. McMillan..................................           107,464(14)          *
Glenn M. Renwick....................................            67,179(15)          *
Donald B. Shackelford...............................            92,839(16)          *
Paul B. Sigler......................................            12,343(17)          *
All 22 Executive Officers and Directors as a
  Group.............................................        10,840,754(18)        14.7%

---------------

   * Less than 1% of the outstanding Common Shares of the Company.

 (1) Includes Common Shares held for executive officers under The Progressive Retirement Security Program and currently exercisable stock options held by directors and executive officers under various incentive plans maintained by the Company. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table is comprised of both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

 (2) Includes 2,400 Common Shares owned by Mr. Allen's wife, as to which shares he disclaims any beneficial interest, and 17,377 Common Shares subject to currently exercisable stock options.

 (3) Includes 29,337 Common Shares subject to currently exercisable stock options.

 (4) Includes 27,000 Common Shares subject to currently exercisable stock options and 853 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

 (5) Includes 59,700 Common Shares subject to currently exercisable stock options and 40,122 Common Shares held by Mr. Chokel as trustee of a family trust.

 (6) Consists of 3,337 Common Shares subject to currently exercisable stock options.

 (7) Includes 27,600 Common Shares subject to currently exercisable stock options.

 (8) Includes 49,100 Common Shares subject to currently exercisable stock options.

 (9) Includes 23,337 Common Shares subject to currently exercisable stock options.

(10) Includes 7,337 Common Shares subject to currently exercisable stock options.

(11) Includes 107,275 Common Shares owned by Mr. Daniel R. Lewis's wife, as to which shares he disclaims any beneficial interest, and 63,500 Common Shares subject to currently exercisable stock options.

(12) See footnote 2 on page 7.

(13) Includes 17,337 Common Shares subject to currently exercisable stock options.

(14) Includes 74,500 Common Shares subject to currently exercisable stock options.

(15) Includes 42,600 Common Shares subject to currently exercisable stock options and 1,911 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(16) Includes 29,337 Common Shares subject to currently exercisable stock options and 6,831 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(17) Includes 11,337 Common Shares subject to currently exercisable stock options.

(18) Includes 1,123,196 Common Shares subject to currently exercisable stock options.

     Section 16(a) Beneficial Ownership Reporting Compliance. A Form 4 reporting the writing of 150 covered call option contracts by Robert J. McMillan during April 1998 was filed 26 days late. The September 29, 1997 purchase of 409 shares in the Executive Deferred Compensation Plan by Daniel R. Lewis was reported in a Form 4 filed in January 1999. The December 18, 1997 purchase of 839 shares in the Executive Deferred Compensation Plan by Moira A. Lardakis was reported in a Form 4 filed in January 1999. The January 1, 1997 distribution of 8,376 shares from the Directors Deferral Plan to Donald B. Shackelford was reported in a Form 4 filed in January 1999.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and the other seven most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 1998 (the "named executive officers"). The titles set forth below reflect positions held at December 31, 1998.
                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                      ANNUAL COMPENSATION               AWARDS
                                              ------------------------------------   ------------
                                                                         OTHER        SECURITIES
                                                                         ANNUAL       UNDERLYING       ALL OTHER
              NAME AND                         SALARY     BONUS(1)    COMPENSATION     OPTIONS      COMPENSATION(3)
         PRINCIPAL POSITION            YEAR     ($)         ($)           ($)            (#)              ($)
         ------------------            ----   --------   ----------   ------------   ------------   ---------------
Peter B. Lewis                         1998   $800,000   $1,657,800     $243,405(2)     41,000          $ 8,220
  Chairman, President                  1997    830,769    1,949,234      141,976(2)     73,600            7,770
  and Chief Executive Officer          1996    800,000    1,320,840      151,234(2)    108,200            7,635

Charles B. Chokel                      1998    375,000      654,375           --        17,500            7,888(4)
  Treasurer and                        1997    383,654      833,967           --        28,200           16,378
  Chief Financial Officer              1996    321,889      496,844           --        36,000           15,949

William H. Graves                      1998    333,077      604,535           --         9,400            6,736
  Claims Process                       1997    325,385      581,161           --        15,800           15,612
  Leader                               1996    294,231      414,159           --        22,100            5,631

Glenn M. Renwick                       1998    333,077      604,535           --         9,400            6,852
  Technology                           1997    325,385      581,161           --        15,800           15,462
  Process Leader                       1996    295,207      396,151           --        22,100           12,818

Alan R. Bauer                          1998    333,077      604,535           --         9,400            7,536
  International/                       1997    325,385      565,519           --        15,800           35,136
  Internet Officer                     1996    294,231      384,736           --        22,100            7,008

W. Thomas Forrester                    1998    333,077      604,535           --         9,400            5,860
  Ownership                            1997    325,385      565,519           --        15,800            5,545
  Process Leader                       1996    294,240      394,558           --        22,100           13,243

Robert J. McMillan                     1998    333,077      604,535           --         9,400           26,177(5)
  Consumer Marketing                   1997    325,385      565,519           --        15,800           32,966
  Process Leader                       1996    298,149      389,860           --        22,100            7,008

Daniel R. Lewis                        1998    333,077      604,535           --         9,400            6,847
  Independent Agent                    1997    317,575      551,945           --        14,300            6,558
  Process Leader                       1996    235,655      191,116           --        11,700            7,008

---------------

(1) Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2) Other Annual Compensation includes $191,420, $108,124 and $117,001, in the form of personal use of corporate aircraft in 1998, 1997 and 1996, respectively.

(3) Except as otherwise disclosed, the reported amounts represent employer contributions made during 1998 under the Company's Retirement Security Program.

(4) In addition to contributions made under the Company's Retirement Security program, the reported amount includes a $337 anniversary award for 20 years of employment with the Company.

(5) In addition to contributions made under the Company's Retirement Security Program, the reported amount includes a $17,968 relocation bonus and a $305 anniversary award for 20 years of employment with the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
------------------------------------------------------------------------      VALUE AT ASSUMED
                       NUMBER OF                                            ANNUAL RATES OF STOCK
                      SECURITIES     % OF TOTAL                              PRICE APPRECIATION
                      UNDERLYING      OPTIONS                                  FOR OPTION TERM
                        OPTIONS      GRANTED TO   EXERCISE                 -----------------------
                      GRANTED(1)     EMPLOYEES      PRICE     EXPIRATION       5%          10%
       NAME               (#)         IN 1998     ($/SHARE)      DATE         ($)          ($)
       ----          -------------   ----------   ---------   ----------   ----------   ----------
Peter B. Lewis          41,000          9.3%       $124.00     12/31/07    $3,197,300   $8,102,587
Charles B. Chokel       17,500          4.0         124.00     12/31/07     1,364,701    3,458,421
William H. Graves        9,400          2.1         124.00     12/31/07       733,040    1,857,666
Glenn M. Renwick         9,400          2.1         124.00     12/31/07       733,040    1,857,666
Alan R. Bauer            9,400          2.1         124.00     12/31/07       733,040    1,857,666
W. Thomas Forrester      9,400          2.1         124.00     12/31/07       733,040    1,857,666
Robert J. McMillan       9,400          2.1         124.00     12/31/07       733,040    1,857,666
Daniel R. Lewis          9,400          2.1         124.00     12/31/07       733,040    1,857,666

   ---------------------

   (1) Options become exercisable January 1, 2003, subject to accelerated vesting and a "cash-out" provision upon the occurrence of any "change in control" of the Company or certain similar events described in both the Company's 1989 Incentive Plan and the 1995 Incentive Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES
                                                       UNDERLYING           VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS           IN-THE-MONEY
                       SHARES                         AT 12/31/98           OPTIONS AT 12/31/98
                      ACQUIRED        VALUE               (#)                       ($)
                     ON EXERCISE    REALIZED          EXERCISABLE/              EXERCISABLE/
       NAME              (#)           ($)           UNEXERCISABLE             UNEXERCISABLE
       ----          -----------   -----------   ----------------------  --------------------------
Peter B. Lewis              --             --    Exercisable    354,500  Exercisable    $53,694,271
                                                 Unexercisable  438,400  Unexercisable   51,689,150
Charles B. Chokel           --             --    Exercisable     28,000  Exercisable      4,146,756
                                                 Unexercisable  139,400  Unexercisable   15,841,000
William H. Graves       29,900     $3,380,437    Exercisable     32,000  Exercisable      4,776,931
                                                 Unexercisable   77,500  Unexercisable    8,808,513
Glenn M. Renwick            --             --    Exercisable     25,100  Exercisable      3,720,230
                                                 Unexercisable   77,900  Unexercisable    8,863,863
Alan R. Bauer           63,000      6,289,756    Exercisable      9,700  Exercisable      1,355,575
                                                 Unexercisable   77,700  Unexercisable    8,836,188
W. Thomas Forrester         --             --    Exercisable     10,100  Exercisable      1,411,475
                                                 Unexercisable   77,900  Unexercisable    8,863,863
Robert J. McMillan          --             --    Exercisable     57,000  Exercisable      8,588,276
                                                 Unexercisable   82,900  Unexercisable    9,388,863
Daniel R. Lewis             --             --    Exercisable     48,100  Exercisable      7,277,622
                                                 Unexercisable   62,300  Unexercisable    6,941,476

                                 PENSION PLANS

     Each of the named executive officers, as well as substantially all other full-time employees of the Company and its subsidiaries who were hired before January 1, 1989 and satisfy certain other requirements, are eligible to participate in The Progressive Pension Plan ("Pension Plan"). The Pension Plan is a defined benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and is subject to the minimum funding standards of Section 412 of the Code.

     Benefits payable under the Pension Plan are determined pursuant to a formula based upon a participant's years of service with the Company and its subsidiaries, the participant's average annual compensation not in excess of the Social Security taxable wage base during such years of service ("Average Earnings") and Social Security benefits. For purposes of determining Average Earnings, the Pension Plan recognizes base salary, overtime earnings, cash bonuses and commissions. The benefit formula is: 2% of Average Earnings times years of service minus 50% of primary Social Security benefit for years of service through December 31, 1988, plus 1.3% of Average Earnings times years of service from January 1, 1989 through December 31, 1993.

     Under the Pension Plan formula, participants accrue benefits over their years of service with the Company and its subsidiaries, and become fully vested in their accrued benefits under the Pension Plan upon (i) completion of five years of service (subject to certain break-in-service rules); (ii) attainment of age 65; or (iii) retirement on account of permanent and total disability.

     The estimated net annual pensions (expressed as a life and 120-month certain annuity) payable upon retirement at normal retirement age (65) under the Pension Plan for each of the eight named executive officers are as follows: Mr. Peter B. Lewis, $10,188; Mr. Chokel, $9,042; Mr. Graves, $8,020; Mr. Renwick, $5,412; Mr. Bauer, $8,905; Mr. Forrester, $6,263; Mr. McMillan, $9,220; and Mr.
Daniel R. Lewis $4,945.

     As of December 31, 1993, all benefit accruals under the Pension Plan were frozen. The Company now has a two-tiered Retirement Security Program ("RSP"). The RSP is a defined contribution pension plan within the meaning of ERISA and a qualified plan under the Code and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service. The second tier is a long-term savings plan under which the Company matches, into a company stock account, amounts contributed to the Plan by each employee up to a maximum of 3% of the employee's eligible compensation. All named executive officers are eligible to participate in the RSP, and contributions made by the Company on their behalf are included in "All Other Compensation" in the Summary Compensation Table on page 10.

SEPARATION PLANS

     The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separa-tion Allowance Plan ("Separation Plan"). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

DIRECTORS' FEES AND PLANS

     Each member of the Board of Directors who is not an employee of the Company currently receives an annual director's fee of $8,000 ("Retainer Fee"). In addition, each such director receives fees for attendance at meetings of the Board and those committees of the Board of which he is a member ("Meeting Fee"). Directors currently receive $3,000 for attendance at each regular meeting of the Board and $1,000 for attendance at each special meeting, unless attendance is by telephone, in which case the fee is $500. Each member of a Board committee receives $750 for attendance at each meeting of the committee, except that the committee chairman receives $1,000 for attendance at each such meeting, unless attendance is by telephone, in which case the fee is $500. Directors are also compensated for attendance at certain meetings of the Company's senior managers, which are typically attended by one or two directors, at rates equal to the fee received for attendance at regular Board meetings.

     Each director of the Company who is not an employee of the Company participates in The Progressive Corporation Directors Deferral Plan, as amended ("Directors Deferral Plan"). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his Meeting Fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company's Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All director's Retainer Fees are deferred, credited to a stock account and distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to his beneficiary, upon his death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his current term, all Retainer Fees credited to his stock account during such term are forfeited.

     Each director who is not an employee of the Company is eligible to receive awards under The Progressive Corporation 1998 Directors' Stock Option Plan ("Directors' Stock Plan"). The Directors' Stock Plan authorizes the issuance of up to 200,000 Common Shares, subject to adjustment for stock splits and similar events. The option exercise price per Common Share equals the fair market value of the Common Shares on the date of grant. The term of each such stock option is ten years commencing on the date of grant. Options become exercisable six months and one day following the date of grant and are not transferable. Upon the death of a participating director, his stock options may be exercised by his estate at any time during the one year period immediately following the date of his death, to the extent then exercisable. During 1998, the Company granted stock options under this plan of 1,337 shares each to eight directors.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION POLICY

     The Company's executive compensation program is administered under the direction of the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee is comprised of four independent, non-employee directors. The executive compensation program is designed to promote the following objectives:

     - Attract, retain and motivate executives who can significantly contribute to the success of the Company.

     - Reward the achievement of business objectives that have been approved by the Board.

     - Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

     - Tie a significant portion of executive compensation to the long-term performance of the Company's Common Shares.

     The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

EXECUTIVE COMPENSATION PROGRAM

     For 1998, the Company's executive compensation program was designed to base compensation on corporate, business unit and/or individual performance. Performance objectives and related measurements, as well as the compensation awards that would result from various levels of performance, were clearly defined in advance.

     The executive compensation program consists of three components: salary, annual bonus and long-term incentives through equity-based awards. Variable compensation (consisting of annual bonus and equity-based awards) is a larger part of total compensation at more senior levels in the organization. For each executive officer, a target amount is established for each component of variable compensation. Target amounts are determined primarily by reference to data contained in national compensation surveys. These surveys include compensation data for a broad range of public companies in a variety of industries. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/C Group referred to on page 21. The Company's objective is to pay its executives competitive salaries (i.e. at or near the midpoint of the survey range of salaries for their respective positions) and to provide variable compensation that can take total direct compensation to or above the high end of the survey range for total direct compensation when the Company and, if applicable, the executive's assigned business unit meet or exceed challenging performance goals.

     In addition to the executive compensation program, executive officers participate in the Company's health and retirement plans which are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements.

Salary Component

     Executive officers receive a salary based on their responsibilities and potential at market levels indicated by compensation survey data. The Company's objective is to set executive salaries at or near the midpoint of the survey range of salaries for similar positions at other companies judged to be comparable. Salaries are reviewed annually and adjusted upward or downward for changes in those factors and the individual's performance. Better performance generally results in an increased salary, subject to the limits of the salary range established by the Company. For executives who exceed expectations, some part of the increase will be paid in a single lump sum, as a merit cash award, rather than becoming a part of the future salary base.

Annual Bonus Component

     In 1998, Messrs. Peter B. Lewis and Chokel participated in the 1997 Executive Bonus Plan ("Executive Bonus Plan"). This Plan has been designed to reward participants appropriately for current corporate and/or business unit performance. Under the Executive Bonus Plan, a target annual bonus amount, which varied by position, was established for each participant. In 1998, Mr. Lewis's target annual bonus amount equaled 135% of salary; for Mr. Chokel, the target was 125% of salary.

     Awards under the Executive Bonus Plan were determined by reference to two quantitative components: a Core Business Gainsharing Component and an Investment Component.

     The Core Business Gainsharing Component was based on a performance matrix ("Gainsharing Matrix") which assigned a performance score to various combinations of profitability and growth outcomes for the Company's Personal Lines segment (excluding Midland Financial Group, Inc.) and the commercial vehicle business unit (collectively, the "Core Business"). Under the Gainsharing Matrix, profitability was measured by comparing the combined ratio ("CR") achieved by the Core Business, determined in accordance with generally accepted accounting principles ("GAAP"), against a target combined ratio, while growth was measured in terms of the year-to-year change in net written premiums, subject to a weighting factor to provide additional incentives to encourage growth in specified product lines. The Investment Component compared the performance of individual segments of the Company's investment portfolio against the range of performance results achieved by selected groups of comparable investment funds.

     The weighting of the two components differed for the participating executives, depending on the nature and scope of their assigned responsibilities. A bonus award equal to the target annual bonus resulted if designated goals were met. Actual awards could range from 0% to 200% of the target annual bonus amount, depending on the extent to which performance fell short of or exceeded the designated goals.

     In 1998, all other officers and qualified employees (approximately 15,150) of the Company, including Alan R. Bauer, W. Thomas Forrester, William H. Graves, Daniel R. Lewis, Robert J. McMillan and Glenn M. Renwick, participated in the Company's 1997 Gainsharing Plan ("Gainsharing Plan"). The Gainsharing Plan is substantially similar to the Executive Bonus Plan, but does not include an Investment Component. Under the Gainsharing Plan, awards were based on performance in achieving profitability and growth targets, as measured by the Gainsharing Matrix, for both the Core Business and the individual participant's business unit or product.

Long-Term Incentive Component

     In 1998, the executive compensation program included long-term incentives through the grant of non-qualified stock options. This component is designed to encourage the long-term retention of key executives and to align executive compensation directly with the long-term enhancement of shareholder value. Stock option grants are intended to focus the executive on managing the Company from the perspective of an owner. The named executive officers and approximately 400 other management employees of the Company currently participate in the long-term incentive program.

     The stock options have an exercise price which is equal to the market price of the Company's Common Shares on the date of grant, contain provisions which defer vesting of the options for up to five years and may be exercised at any time during the five years following vesting. The value of a stock option depends directly on the future performance of the Company's Common Shares, since it has value to the recipient only if and to the extent that the price of the Company's Common Shares increases above the option exercise price.

     Stock option awards are normally made annually. A target award value, which varies by position, is established for each executive officer in order to bring total targeted compensation to the top of the survey range. In 1998, for the Company's executive officers, these target award values ranged from 100-275% of salary, depending on job classification. The target award value is then divided by a value per share developed through a modified Black-Scholes pricing model, to determine the number of option shares to be awarded. In 1998, the pricing model valued the stock options awarded to executive officers at $53.618 per share, which is 43.24% of the per share exercise price of $124.00. The following assumptions were used to derive the ratio: 10-year option term, .2587 annualized volatility rate, 5.7% risk free rate of return and .21% dividend yield, and an assumed annual attrition factor of 3% for each of the 5 years prior to vesting.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Peter B. Lewis, the Company's Chief Executive Officer, received cash compensation in the amount of $2,457,800 for 1998, consisting of an annual salary of $800,000 and an annual bonus award of $1,657,800, in addition to the non-cash compensation disclosed in the Summary Compensation Table and related footnotes on page 10. Mr. Lewis's salary has been reduced from a high of $1,198,077 in 1991, because the Committee desires to place more emphasis on the variable components of executive pay.

     Mr. Lewis's annual bonus target for 1998 was $1,080,000, an amount equal to 135% of his salary. For Mr. Lewis, 80% of his bonus target was based on the Core Business Gainsharing Component and 20% was based on the Investment Component. For 1998, the Core Business Gainsharing Component was determined by a Gainsharing Matrix which measures profitability and growth in net written premiums for the Company's Core Business. In 1998, the Company's Core Business achieved a CR of 91.4, with 32% adjusted growth in net written premiums (calculated by applying certain pre-established multipliers to encourage growth in selected product categories), resulting in a performance score of 1.815 for the Core Business Gainsharing Component. In addition, the Investment Component score was .417 compared to a target of 1.0. Applying the weighting factors to the performance scores for each of the components, and then combining the results, produced a Performance Factor of 1.535. Mr. Lewis therefore earned 153.5% of target, or $1,657,800, as his annual bonus.

     For the long-term incentive component of his compensation, on March 18, 1998, Mr. Lewis was awarded stock options to purchase 41,000 of the Company's Common Shares at an exercise price of $124.00 per share. This award vests on January 1, 2003, and was determined in accordance with the stock option formula described above.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     In 1993, the Internal Revenue Code of 1986 was amended by the Omnibus Budget Reconciliation Act of 1993 ("Budget Reconciliation Act"), which limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company ("Deduction Limit"). This Deduction Limit, which became effective in 1994, does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation." To qualify for this exception, (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

     Compensation attributable to a stock option award is deemed to satisfy the requirements for "performance-based compensation" if the award is made by a compensation committee comprised solely of two or more "outside directors," the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted during a specified period to any employee and, under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the award. Generally, the Deduction Limit does not apply to any compensation payable under a written contract that was in effect on February 17, 1993, or pursuant to a plan or arrangement approved by shareholders prior to December 20, 1993, provided certain requirements are met.

     It is the Company's policy to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. The Company's stock incentive plans, as well as the Executive Bonus Plan, have been submitted to and approved by the Company's shareholders. Compensation awards under these Plans are designed to satisfy the requirements of the "performance-based compensation" exception to the Deduction Limit. Salaries and any perquisites are subject to approval of the Committee, but will not be submitted to a vote of shareholders, and thus will not be deductible if and to the extent that such compensation exceeds $1 million per year for any such executive.

SUMMARY

     The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company's executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company's Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors' attitudes toward the stock market in general, and specific industries in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

     The executive compensation program thus has been designed to align executive compensation with both the Company's business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

                                        EXECUTIVE COMPENSATION COMMITTEE

                                        Donald B. Shackelford, Chairman
                                        Janet Hill
                                        Norman S. Matthews
                                        Paul B. Sigler

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Shares ("PGR") to the Standard & Poor's 500 Index ("S & P Index") and the Value Line Property/Casualty Industry Group ("P/C Group") for the last five years.

                       CUMULATIVE FIVE-YEAR TOTAL RETURN*

                           PGR, S&P INDEX, P/C GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/98)

                                                           PGR                      S&P INDEX                   P/C GROUP
                                                           ---                      ---------                   ---------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    87.00                      102.00                       99.00
'1995'                                                   122.00                      140.00                      139.00
'1996'                                                   169.00                      172.00                      178.00
'1997'                                                   302.00                      230.00                      274.00
'1998'                                                   427.00                      295.00                      278.00

*Assumes reinvestment of dividends.

Source: Value Line, Inc.

            ITEM 3:  PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION
                           1999 EXECUTIVE BONUS PLAN

GENERAL

     The Executive Compensation Committee of the Board of Directors (the "Committee") approved and adopted The Progressive Corporation 1999 Executive Bonus Plan (the "1999 Plan") on February 18, 1999, subject to approval by the Company's shareholders. The description herein is a summary of the 1999 Plan. The complete text of the 1999 Plan is filed as an exhibit to the Company's Annual Report on Form 10-K for the calendar year ended December 31, 1998.

     If approved by shareholders, the 1999 Plan will supersede and replace The Progressive Corporation 1997 Executive Bonus Plan for 1999 and subsequent years.

     The Company has designed an executive compensation program consisting of the following three components: salary, annual bonus and equity-based incentives in the form of stock options. The program is structured to reflect the market for executive compensation and to promote both the achievement of corporate goals and performance that is in the long-term interest of shareholders. While stock options or other equity-based awards reflect the long-term value created for shareholders, the annual bonus component focuses on current operating and investment results. If approved by shareholders, the 1999 Plan will provide the annual bonus component of total compensation for participants in that plan.

SHAREHOLDER APPROVAL REQUIREMENT

     The 1999 Plan is being submitted to the Company's shareholders for approval pursuant to the requirements of Section 162(m) of the Internal Revenue Code, as amended (the "Code"). Section 162(m) limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to a "covered employee" of a public company ("Deduction Limit"). Under Section 162(m), the term "covered employee" includes the chief executive officer and the four other most highly compensated executive officers of the Company. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m).

     Under Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation." To qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors;" (c) the material terms under which the compensation will be paid must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

     It is the Company's policy to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. As a consequence, the Committee has directed that the 1999 Plan be submitted to the Company's shareholders for approval in accordance with the requirements for the "performance-based compensation" exception to the Deduction Limit. If approved by shareholders, the 1999 Plan will become effective as of calendar year 1999 and compensation paid to "covered employees" under the 1999 Plan will not be subject to the Deduction Limit. If the shareholders fail to approve the 1999 Plan, it will not become effective. However, if the shareholders fail to approve the 1999 Plan, the Committee may consider adopting an alternative bonus program without shareholder approval, even though some or all of the payments made thereunder may be subject to the Deduction Limit, in order to maintain the competitiveness of the Company's executive compensation program.

ADMINISTRATION

     The 1999 Plan will be administered by the Committee, which consists of four Board members, all of whom are "outside directors," as defined under Section 162(m). The Committee has full authority to determine the manner in which the 1999 Plan will operate, to interpret the provisions of the 1999 Plan and to make all determinations thereunder. In addition, the Committee has authority to adopt, amend and repeal such rules, guidelines, procedures and practices governing the 1999 Plan as it shall, from time to time, deem advisable.

ELIGIBILITY FOR PARTICIPATION

     Participation in the 1999 Plan is limited to executive officers of the Company. The Committee has authority to select those executive officers who will participate in the 1999 Plan. There are currently 13 executive officers of the Company. Seven executive officers, Peter B. Lewis, Charles B. Chokel, W. Thomas Forrester, Daniel R. Lewis, Robert J. McMillan, Glenn M. Renwick and Alan R. Bauer have been selected to participate in the 1999 Plan for calendar year 1999. The Committee may change the number and identity of Plan participants from year to year.

PLAN OPERATION

     The 1999 Plan has been designed to link a significant portion of a participant's pay directly to the Company's operating or investment performance. Annual bonuses paid under the Plan ("Annual Bonuses") will be determined by application of the following formula:

         Annual Bonus = Salary Paid X Target Percentage X Performance Factor

     Salaries are established by the Committee no later than 90 days after commencement of the Plan year and are determined by market analysis, based on data reported in published national compensation surveys.

     For each participant, a Target Percentage is assigned based on market data and is intended to bring cash compensation to the high end of the market range for comparable positions when specified performance goals are met. Total cash compensation can exceed the market range if the specified performance goals are exceeded. For 1999, the Target Percentages for the participants in the 1999 Plan are: 125% for Mr. Chokel, 135% for Mr. Peter B. Lewis, 100% for Messrs. Bauer, Forrester, Daniel R. Lewis and McMillan and 90% for Mr. Renwick. The Target Percentages are determined and may be changed from year to year by the Committee, subject to the provisions of
Section 162(m) and the regulations promulgated thereunder, but may not exceed 150% for any participant.

     Under the 1999 Plan, the performance of each participant during a given Plan year will be measured by one or more of the following performance criteria: a Core Business Growth and Profitability Component, a Business Segment Performance Component, a Cost Structure Improvement Component and an Investment Performance Component ("Bonus Components"). For each participant, an appropriate combination of Bonus Components is selected based on the nature and scope of the participant's assigned responsibilities.

     The selected Bonus Components are assigned various weights by the Committee, which may vary among participants and may be changed from year to year by the Committee. The sum of the weighted performance scores for each of the Bonus Components assigned to a given participant equals the Performance Factor for that participant. The Performance Factor will equal 1.0 if specified performance goals are met, and can vary from 0 to 2.0 based on actual performance versus the pre-established objectives.

     The Core Business Growth and Profitability Component measures overall operating performance of the Company's Personal Lines segment (excluding Midland Financial Group, Inc.) and the commercial vehicle business unit (collectively, the "Core Business") for the Plan year. For purposes of this Bonus Component, operating performance is measured by a Gainsharing Matrix, as established by the Committee for the Plan year, which assigns a performance score to various combinations of profitability and growth outcomes. Under the Gainsharing Matrix, profitability is measured by the Gainsharing Combined Ratio and growth is measured by the year-to-year change in net written premium.

     The Gainsharing Combined Ratio is calculated using a formula under which target combined ratios are established for each product within the Company's Core Business ("Target CR's"). The Target CR's are then weighted based on the net earned premium generated by each such product and combined to produce a weighted Target CR. The actual combined ratio achieved by the Company's Core Business for the Plan year is then compared to the weighted Target CR and the result is used to compute the Gainsharing Combined Ratio. The Gainsharing Combined Ratio is then plotted against the change in net written premium on the Gainsharing Matrix to yield a performance score for the Core Business Profitability and Growth Component. The Gainsharing Matrix, as well as the profitability and growth targets, may be changed from year to year by the Committee.

     The Business Segment Performance Component measures the performance of a designated Business Segment in terms of any one or more of the following criteria selected by the Committee: profitability (measured by the combined ratio, weighted combined ratio, return on equity or return on revenue), growth (measured by net written premium, earned premium or revenues) or operating effectiveness (measured by systems availability or timeliness of response). A Business Segment may consist of a distribution channel, business unit, product, function, process or other business category, such as new or renewal business. The Committee may designate one or more Business Segment Performance Components for an individual participant for any Plan year and, for each such Component, will select the applicable criteria by which performance will be measured, the goals or range of goals to be achieved and the performance scores that will result from various levels of performance. The applicable performance criteria, related goals and resulting performance scores may be set forth in a Business Segment Performance Matrix or other format approved by the Committee. Business Segment Performance Components, performance criteria, goals and resulting performance scores may vary among participants and may be changed from year to year by the Committee.

     The Cost Structure Improvement Component measures success in achieving cost structure improvement for the Core Business, as a whole, or for an assigned Business Segment, if applicable. Results are reflected in a Cost Structure Improvement Score. For purposes of computing the Cost Structure Improvement Score, cost structure improvement is measured by comparing the sum of the GAAP Underwriting Expense Ratio ("Underwriting Expense Ratio") and Loss Adjustment Expense Ratio ("LAE Ratio") achieved for the Plan year (collectively, "Actual Expense Ratio") against defined expense objectives for that year, as established by or under the direction of the Committee ("Target Expense Ratio"). The Target Expense Ratio, including its individual components, may vary by Business Segment and/or for the Core Business as a whole, and may be changed from year to year by or under the direction of the Committee.

     The Investment Performance Component measures overall performance of the Company's investment activities. Initially, investment results for the individual segments of the Company's investment portfolio are compared against pre-established benchmarks. The resulting performance scores for the various segments are weighted by the amounts invested from time to time in each of the respective segments and the weighted performance scores are combined to produce an Investment Performance Score that reflects the overall investment performance of the portfolio. Segment classifications and benchmarks may be changed from year to year by the Committee.

     The Annual Bonus payable to any participant under the 1999 Plan for any Plan year may not exceed $3,000,000.

     For 1999, the maximum amount of benefits that may be paid under the 1999 Plan to the named executive officers who have been selected to participate in the Plan, and to all participating executive officers as a group, are as follows:

                               NEW PLAN BENEFITS

             THE PROGRESSIVE CORPORATION 1999 EXECUTIVE BONUS PLAN

                                                                MAXIMUM BENEFIT
                     NAME AND POSITION                           FOR 1999 ($)
                     -----------------                          ---------------
Peter B. Lewis
  Chairman, President and CEO - Insurance Operations........      $2,160,000
Charles B. Chokel
  CEO - Investments and Capital Management..................       1,000,000
W. Thomas Forrester
  Treasurer and Chief Financial Officer.....................         750,000
Daniel R. Lewis
  Agent Business Leader.....................................         750,000
Robert J. McMillan
  Direct Business Leader....................................         750,000
Glenn M. Renwick
  Chief Information Officer.................................         720,000
Alan R. Bauer
  Internet Business Leader..................................         700,000
Executive Group,
  consisting of seven participants..........................      $6,830,000

AMENDMENTS AND TERMINATION

     The Committee, in its sole discretion, may terminate, amend or revise the 1999 Plan, in whole or in part, at any time; provided that any amendment or revision to the Plan which requires shareholder approval pursuant to Section 162(m) of the Code shall be subject to approval by the Company's shareholders. The Committee, without shareholder approval, may modify or change the Target Percentages and the selection, mix and relative weighting of Bonus Components for any participant, and the performance targets, benchmarks or other measurements and resulting scores for any Bonus Component, and may select the executive officers who will participate in the Plan from year to year.

OTHER MATERIAL PROVISIONS

     Actual performance results achieved for any Plan year, as used to calculate the performance score achieved for each of the applicable Bonus Components, must be certified by the Committee prior to payment of the Annual Bonus. The Annual Bonus for any Plan year will be paid to participants as soon as practicable after the Committee has certified performance results for the Plan year, but no later than the March 15 immediately following the end of the Plan year.

     Unless otherwise determined by the Committee, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be employed by the Company on the date designated for the payment thereof. Annual Bonus payments will be net of any legally required deductions for federal, state and local taxes and other items.

     Any participant in the 1999 Plan who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (the "Deferred Plan") may elect to defer receipt of all or a portion of his or her Annual Bonus under the 1999 Plan under and in accordance with the provisions of the Deferral Plan.

     The right to an Annual Bonus may not be transferred, assigned or encumbered by any participant.

     The 1999 Plan has been adopted, and will be effective, as of January 1, 1999, subject to shareholder approval. If approved by shareholders, the 1999 Plan will be effective for 1999 and for each calendar year thereafter unless and until otherwise determined by the Committee.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1999 PLAN

     The Company is not entitled to deduct annual compensation in excess of $1 million paid to any "covered employee" for Federal income tax purposes unless such compensation meets the requirements for "performance-based compensation," as specified in Section 162(m) of the Code and the regulations promulgated thereunder. To meet such requirements, the compensation must be payable because of the attainment of objective performance goals established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors" and approval by the shareholders after disclosure to them of the material terms of the performance goals under which compensation is payable under the plan. Further, before payment, the compensation committee must certify in writing that the performance goals have been satisfied.

     The 1999 Plan was established by the Committee, which is comprised solely of four "outside directors," and is being submitted to shareholders for approval. If the shareholders approve the 1999 Plan and the Committee subsequently certifies the attainment of the performance goals applicable to any Plan participant who is a "covered employee," the Company's deduction of payments made to such participant under the Plan will not be subject to the Deduction Limit.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the Company's Common Shares voting on this proposal (including abstentions), provided the total number of votes cast represents a majority of the outstanding Common Shares, is required for approval. Broker non-votes are not counted as voting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                            INDEPENDENT ACCOUNTANTS

     At the meeting of the Board of Directors of the Company held on February 19, 1999, the Board selected PricewaterhouseCoopers LLP to serve as the independent accountants for the Company and its subsidiaries for 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal at the 2000 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company's principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 22, 1999. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company's proxy materials, with respect to any proposal which is received by the Company after February 5, 2000.

                          SHAREHOLDER VOTE TABULATION

     Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

     The proposal to fix the number of directors at twelve will be adopted if approved by the affirmative vote of a majority of the Company's outstanding Common Shares. Abstentions and broker non-votes, which are included in the number of shares outstanding, but not as affirmative votes, will have the same effect as a vote against this proposal.

     The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

     The proposal to approve The Progressive Corporation 1999 Executive Bonus Plan will be adopted if approved by the affirmative vote of the majority of the Common Shares voting on the proposal (treating as voting all ballots marked as abstentions), provided a majority of the outstanding Common Shares are voted on the proposal. Broker non-votes are not counted as voting.

                                 OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail,

                               THE PROGRESSIVE CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                                 MEETING OF SHAREHOLDERS

             The undersigned hereby appoints W. Thomas Forrester, David M. Schneider and Dane A. Shrallow, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 23, 1999, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

          1. Proposal to fix the number of directors at twelve.
                                                 [ ] FOR [ ] AGAINST [ ] ABSTAIN

          2. [ ] WITH or [ ] WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all five nominees listed below.

           Milton N. Allen, James E. Bennett III, Charles B. Chokel, Charles A.
                                 Davis and Paul B. Sigler

             (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space provided below.)

          ----------------------------------------------------------------------

          3. Proposal to approve The Progressive Corporation 1999 Executive Bonus Plan.
                                                 [ ] FOR [ ] AGAINST [ ] ABSTAIN

                      (Continued, and to be dated and signed, on the other side)



                          (Continued from the other side)

          4. In their discretion, to vote upon such other business as may properly come before the meeting.

             THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES IDENTIFIED IN ITEM 2 ABOVE AND TO APPROVE THE PROPOSALS DESCRIBED IN ITEMS 1 AND 3 ABOVE.

             Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March , 1999, is hereby acknowledged.

                                              Date:                      , 1999
                                                   ----------------------

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                                 Signature of Shareholder(s)

                                              PLEASE SIGN AS YOUR NAME OR NAMES
                                              APPEAR HEREON. IF SHARES ARE HELD
                                              JOINTLY, ALL HOLDERS MUST SIGN.
                                              WHEN SIGNING AS ATTORNEY,
                                              EXECUTOR, ADMINISTRATOR, TRUSTEE
                                              OR GUARDIAN, PLEASE GIVE YOUR FULL
                                              TITLE. IF A CORPORATION, PLEASE
                                              SIGN IN FULL CORPORATE NAME BY
                                              PRESIDENT OR OTHER AUTHORIZED
                                              OFFICER. IF A PARTNERSHIP, PLEASE
                                              SIGN IN PARTNERSHIP NAME BY
                                              AUTHORIZED PERSON.


                                   Proxy Card

                           THE PROGRESSIVE CORPORATION
                            1999 EXECUTIVE BONUS PLAN

1. The Progressive Corporation and its subsidiaries ("Progressive") have designed an executive compensation program consisting of three components: salary, annual bonus and equity-based incentives in the form of non-qualified stock options. These components have been structured to reflect the market for executive compensation and to promote both the achievement of corporate goals and performance that is in the long-term interest of shareholders. The annual bonus component of this program is performance-based and focuses on current results.

2. The 1999 Executive Bonus Plan (the "Plan") provides the annual bonus component of Progressive's executive compensation program for Plan participants. The Plan shall be administered by or under the direction of the Executive Compensation Committee (the "Committee") of the Board of Directors. Executive officers of Progressive may be selected by the Committee to participate in the Plan for one or more Plan years. Plan years shall coincide with Progressive's fiscal years.

3. Subject to the following sentence, the amount of the annual bonus earned by any participant under the Plan for any Plan year ("Annual Bonus") will be determined by application of the following formula:

         Annual Bonus = Paid Salary x Target Percentage x Performance Factor

     The Annual Bonus payable to any participant with respect to any Plan year shall not exceed $3,000,000.

4. The salary rate of each Plan participant for any Plan year shall be established by the Committee no later than ninety (90) days after commencement of such Plan year. For purposes of the Plan, "salary" and "Paid Salary" shall include regular, vacation, sick, holiday and funeral pay received by the participant during the Plan year for work or services performed by the participant as an officer or employee of Progressive, but shall not include any (a) short-term or long-term disability payments, (b) lump sum merit adjustments, (c) discretionary or other bonus or incentive payments or (d) the earnings replacement component of any worker's compensation award.

5. The Target Percentages for the participants in the Plan shall be determined by the Committee, but will not exceed 150% for any participant. Target Percentages may vary among Plan participants and may be changed from year to year by the Committee.

6.   The Performance Factor
     ----------------------

     A.   General
          -------

          The Performance Factor shall consist of one or more of the following components: a Core Business Profitability and Growth Component, a Business Segment Performance Component, a Cost Structure Improvement Component and an Investment Performance Component (the "Bonus Components"). An appropriate combination of Bonus Components will be designated for each participant, and the designated Bonus Components will be weighted, based on such participant's assigned responsibilities, as determined by the Committee.

          The relative weighting of the Bonus Components may vary among Plan participants and may be changed from year to year by the Committee.

          For purposes of computing the amount of the Annual Bonus for any Plan year, the performance score achieved for each of the designated Bonus Components will be multiplied by the applicable weighting factor to produce a Weighted Performance Score. The sum of the Weighted Performance Scores will equal the Performance Factor. The Performance Factor will equal 1.0 if specified performance goals are met, and can vary from 0 to 2.0, based on actual performance versus the pre-established objectives.

          Actual performance results achieved for any Plan year, as used to calculate the performance score achieved for each of the applicable Bonus Components, must be certified by the Committee prior to payment of the Annual Bonus.

     B.   Core Business Profitability and Growth Component
          ------------------------------------------------

          The Core Business Profitability and Growth Component measures overall operating performance of Progressive's Personal Lines segment (excluding Midland Financial Group, Inc.) and the commercial vehicle business unit (collectively, the "Core Business") for the Plan year for which an Annual Bonus payment is to be made. For purposes of computing a Performance Score for this Component, operating performance results are measured by a Gainsharing Matrix, as established by or under the direction of the Committee for the Plan year, which assigns a Profitability and Growth Performance Score to various combinations of profitability (as measured by the Gainsharing Combined Ratio) and growth (based on year-to-year change in Net Written Premium) outcomes.

          The Gainsharing Combined Ratio is determined for the Core Business as follows:

          1. Each year, a target combined ratio is established by or under the direction of the Committee for all products within the Core Business, determined to yield an average policy life target combined ratio of 96.

          2. A weighted target combined ratio is calculated based on the various target combined ratios for the constituent product categories, which are weighted on the basis of the Net Earned Premium generated by each such product category for the Plan year.

          3. The actual GAAP combined ratio achieved for the Plan year is subtracted from the weighted target combined ratio to determine the extent to which performance is over or under target. This result, whether positive or negative, is subtracted from the average policy life combined ratio target of 96 to determine the Gainsharing Combined Ratio.

     The Gainsharing Combined Ratio is then matched with growth in Net Written Premium using the Gainsharing Matrix to determine a Core Business Profitability and Growth Performance Score.

C.   Business Segment Performance Component
     --------------------------------------

     The Business Segment Performance Component measures the performance of a designated Business Segment (as defined below) in terms of any one or more of the following criteria selected by the Committee: profitability (measured by the combined ratio, weighted combined ratio, return on equity or return on revenue), growth (measured by net written premium, earned premium or revenues) or operating effectiveness (measured by systems availability or timeliness of response). A Business Segment may consist of a distribution channel, business unit, product, function, process or other business category, such as new or renewal business. The Committee may designate one or more Business Segment Performance Components for an individual Plan participant for any Plan year and, for each such Component, will determine the applicable criteria upon which performance will be measured, the goals to be achieved and the performance scores that will result from various levels of performance. The applicable criteria, related goals and resulting performance scores may be set forth in a Business Segment Performance Matrix or other format approved by the Committee. Business Segment Performance Components, performance criteria, goals and resulting performance scores may vary among participants and may be changed from year to year by the Committee.

D.   Cost Structure Improvement Component
     ------------------------------------
     The Cost Structure Improvement Component measures success in achieving cost structure improvement for the Core Business, as a whole, or for an assigned Business Segment, if applicable. Results are reflected in a Cost Structure Improvement Score. For purposes of computing the Cost Structure Improvement Score, cost structure improvement is measured by comparing the sum of the GAAP Underwriting Expense Ratio ("Underwriting Expense Ratio") and Loss Adjustment Expense Ratio ("LAE Ratio") achieved for the Plan year (collectively, "Actual Expense Ratio") against defined expense objectives for that year, as established by or under the direction of the Committee ("Target Expense Ratio"). The Target Expense Ratio, including its individual components, may vary by Business Segment and/or for the Core Business as a whole, and may be changed from year to year by or under the direction of the Committee.

     The Cost Structure Improvement Score will be computed in accordance with the following formula:

     Cost Structure
     Improvement = 1 + [Target Expense Ratio-Actual Expense Ratio]
     Score             ------------------------------------------
                                     3

E.   Investment Performance Component
     --------------------------------

     The Investment Performance Component compares the investment performance of the individual segments of Progressive's investment portfolio ("Portfolio Segments") against the performance of selected groups of comparable investment funds ("Investment Benchmarks") over such period or periods as shall be determined by the Committee. Investment results are marked to market in order to calculate total return, which is then compared against the designated Investment Benchmarks to produce a Performance Score for each Portfolio Segment.

     The applicable Portfolio Segments will be identified, and the related Investment Benchmarks and funds which comprise the Investment Benchmarks will be determined, by the Committee and may be changed from year to year by the Committee.

     At the conclusion of a Plan year, the investment funds which comprise an Investment Benchmark are ranked according to their respective levels of performance for the Plan year. The investment performance achieved by each Portfolio Segment for the Plan year is then compared against the performance of the several investment funds which comprise the applicable Investment Benchmark to determine the decile in which such Portfolio Segment's performance falls ("Decile Ranking"). The Performance Score for each Portfolio Segment is determined by its Decile Ranking for the Plan year, as follows:

 ----------------------------------
 DECILE        PERFORMANCE
 RANKING         SCORE
 ----------------------------------
 1st             2.00
 ----------------------------------
 2nd             1.78
 ----------------------------------
 3rd             1.56
 ----------------------------------
 4th             1.33
 ----------------------------------
 5th             1.11
 ----------------------------------
 6th              .89
 ----------------------------------
 7th              .67
 ----------------------------------
 8th              .44
 ----------------------------------
 9th              .22
 ----------------------------------
 10th               0
 ----------------------------------

     The Performance Scores for the several Portfolio Segments are weighted, based on the average amounts invested in each such Segment during the Plan year, and the weighted Performance Scores for the Portfolio Segments are then combined to produce the Investment Performance Score. Investment expense is not included in determining investment performance vs. benchmark.

8. The Annual Bonus for any Plan year will be paid to participants as soon as practicable after the Committee has certified performance results for the Plan year, but no later than March 15 of the immediately following year. The provisions of this Paragraph shall be subject to Paragraph 9 hereof.

     Any Plan participant who is eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan") may elect to defer all or a portion of the Annual Bonus otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan.

9. Unless otherwise determined by the Committee, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be employed by Progressive on the date designated for payment thereof. Annual Bonus payments made to participants will be net of any legally required deductions for federal, state and local taxes and other items.

10. The right to any of the Annual Bonuses hereunder may not be transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

11. The Plan will be administered by or under the direction of the Committee. The Committee will have the authority to adopt, alter and repeal such rules, guidelines, procedures and practices governing the Plan as it, from time to time, in its sole discretion deems advisable.

     The Committee will have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations thereunder. All such interpretations and determinations will be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination may be relied on as a precedent for any similar action or decision.

     The Plan will be administered by the Committee in accordance with the requirements of Section 162(m) of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (the "Code").

12. The Plan will be subject to approval by the holders of Progressive's Common Shares, $1.00 par value ("shareholders") in accordance with the requirements of Section 162(m) of the Code and no Annual Bonus will be paid hereunder unless the Plan has been so approved.

13. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion; provided that the Committee may not increase the amount of compensation payable hereunder to any participant above the amount that would otherwise be payable upon attainment of the applicable performance goals, or accelerate the payment of any portion of the Annual Bonus due to any participant under the Plan without discounting the amount of such payment in accordance with Section 162(m) of the Code, and further provided that any amendment or revision of the Plan required to be approved by shareholders pursuant to Section 162(m) of the Code will not be effective until approved by Progressive's shareholders in accordance with the requirements of Section 162(m).

14. The Plan will be unfunded and all payments due under the Plan will be made from Progressive's general assets.

15. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change any of their job titles, duties or compensation.

16. Progressive shall have the unrestricted right to set off against or recover out of any bonuses or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

17. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable or due to any participant from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 1997 Executive Bonus Plan, as heretofore in effect (the "Prior Plan"), which is and shall be deemed to be terminated as of December 31, 1998 (the "Termination Date"); provided, that any bonuses or other sums earned under the Prior Plan with respect to any period ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.

18. This Plan is adopted and, subject to the provisions of Paragraph 12 hereof, is to be effective, as of January 1, 1999. Subject to the provisions of Paragraph 12, this Plan shall be effective for 1999 and for each year thereafter unless and until terminated by the Committee.

19. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.